Exhibit (a)(3)

SCHEDULE A

SERIES OF THE TRUST

PIMCO All Asset All Authority Portfolio

PIMCO All Asset Portfolio

PIMCO CommodityRealReturn Strategy Portfolio

PIMCO Diversified Income Portfolio

PIMCO Emerging Markets Bond Portfolio

PIMCO Foreign Bond Portfolio (U.S. Dollar-Hedged)

PIMCO Foreign Bond Portfolio (Unhedged)

PIMCO Global Bond Portfolio (Unhedged)

PIMCO Global Multi-Asset Portfolio

PIMCO High Yield Portfolio

PIMCO Long-Term U.S. Government Portfolio

PIMCO Low Duration Portfolio

PIMCO Money Market Portfolio

PIMCO Real Return Portfolio

PIMCO RealEstateRealReturn Strategy Portfolio

PIMCO Short-Term Portfolio

PIMCO Small Cap StocksPLUS TR Portfolio

PIMCO StocksPLUS Growth and Income Portfolio

PIMCO StocksPLUS Total Return Portfolio

PIMCO Total Return Portfolio

CLASSES OF THE TRUST

Administrative

Institutional

Advisor

Class M

August 12, 2008	21